                             INTERCOMPANY AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 1998, by and between NETsilicon, Inc., having an address at 411 Waverley Oaks Road, Waltham, MA ("NSI") and Osicom Technologies, Inc., having an address at 2800 28th Street, Santa Monica, CA ("Osicom").

                              W I T N E S S E T H:

         WHEREAS, NSI is currently a wholly owned subsidiary of Osicom;

         WHEREAS, NSI and Osicom are in the process of registering NSI's common shares with the U.S. Securities and Exchange Commission for the purposes of selling rights to purchase NSI's common shares to the public (the "Rights Offering");

         WHEREAS, after the Offering, Osicom will continue to be a substantial stockholder of NSI;

         WHEREAS, the parties deem it advisable at this time to provide for the terms and conditions of the business relationship between the parties after the Rights Offering;

         NOW, THEREFORE, in consideration of the premises and mutual undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the undersigned parties hereby agree as follows:

1. NSI hereby assigns, and Osicom hereby accepts the assignment of, the right to manufacture and market those products, commonly referred to by the parties as commercial products, listed on Schedule A attached hereto (the "Assigned Products").

2. NSI hereby assigns all of its right, title and interest in the following assets to Osicom:

         a. The names, addresses, phone numbers, principal contacts and sales history for the period through the close of the month immediately preceding the Closing Date with respect to all of NSI's commercial customers and all of NSI's sales leads and prospect lists together with copies of all relevant documents such as customer contracts, sales records, agreements, and the like;

         b. All accounts receivable with respect to the Assigned Products accruing after July 31, 1998;

         c. NSI's inventory of Assigned Products. Osicom shall have the option to purchase from NSI all of NSI inventory of Assigned Products existing on July 31, 1998 at a price equal to NSI's cost of manufacturing, developing and shipping such Assigned Products. NSI shall ship such Assigned Products inventory to Osicom at such a location as Osicom shall designate in such quantities and at such time as shall be requested by Osicom. Osicom will pay NSI on terms available to its most favored customers within thirty (30) days after the end of each calendar month for those Assigned Products which have been shipped to Osicom by NSI during such previous calendar month. No later than nine (9) months after the effective date of this

               Agreement, both parties will reconcile any remaining monies owed to NSI by Osicom, and Osicom will pay NSI any balance due.

         d. Furniture, fixtures, equipment and computer software as set forth on the attached Schedule B.

3. Osicom hereby assigns, and NSI hereby assumes, all of Osicom's right, title and interest in and to the trademark "NET+ARM", including, but not limited to those rights arising from a Trademark License Agreement dated July 14, 1998 by and between Osicom and ARM Limited. Osicom shall use its best efforts to obtain ARM Limited's consent to assignment of the Trademark Licensing Agreement prior to the commencement of the Rights Offering.

4. The parties acknowledge that Osicom is owed by NSI the approximate sum of $4,100,000 arising from the parties prior parent/subsidiary relationship. NSI agrees to pay all indebtedness in full to Osicom upon completion of the Rights Offering .

5. During the term of this Agreement, NSI shall provide to Osicom manufacturing and engineering support with respect to the Assigned Products on an "as needed" basis. Osicom will pay NSI for such support at a rate of one hundred and ten percent (110%) of the actual labor costs to NSI. The costs of any materials provided to Osicom by NSI with respect to manufacturing support provided by NSI shall be reimbursed by Osicom at a rate of one-hundred and ten (110%) of the actual cost of material incurred by NSI. NSI will invoice Osicom quarterly for NSI support and materials. Payment shall be due from Osicom to NSI on a net cash basis thirty (30) days from the billing date.

6. The parties acknowledge that in connection with the assignment of the Assigned Products, certain mutually agreeable employees will cease performing services for NSI and shall thereafter perform services for Osicom (the "Transferred Employees"). Transferred Employees shall be transferred to Osicom's payroll as of July 31, 1998. However, Transferred Employees shall remain on NSI's health insurance plan. NSI will forward an invoice each month to Osicom which shall indicate the amount of premium payment made by NSI with respect to such Transferred Employees as well as documentation of their continued coverage under NSI's health plan. Payment shall be due from Osicom to NSI on a net cash basis thirty (30) days from the billing date. Notwithstanding anything to the contrary in this Agreement, the terms of this Section 5 shall survive the termination of this Agreement.

7. Osicom shall provide to NSI certain MIS computer services at NSI place of business at Waltham, Massachusetts, including, without limitation, the maintenance of data lines. In consideration for such services, NSI shall pay to Osicom the sum of one thousand dollars ($1,000) per month, payable on the first day of each calendar month as long as NSI requires such services.

8. Osicom and NSI agree that Osicom shall have co-ownership of the intellectual property listed on Schedule C attached hereto (the "Intellectual Property"), completed as of the commencement of the Rights Offering, for Osicom's product development needs, provided, however, that the Intellectual Property shall become a part of a value-added Osicom product provided, further that Osicom shall not resell, license, transfer or assign to any third party all or any part of the Intellectual Property or any derivative thereof.

9. The term of this Agreement shall be for a period of twelve (12) months from the date set forth above. This Agreement may be sooner terminated only upon the written agreement of both parties hereto.

10. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11. Notices given under this Agreement shall be in writing, and shall be deemed given when delivered by a recognized overnight service, or three
         (3) days after deposit by certified mail, return receipt requested, addressed to a party at the address given above, or to another address specified by a party.

12. This Agreement shall be governed by Massachusetts law. The parties consent to exclusive jurisdiction of courts sitting in Massachusetts for all disputes arising under this Agreement. Service of process is effective if served in the manner a notice may be given under this Agreement.

13. Neither NSI nor Osicom shall assign this Agreement to any other person or entity, without the prior written consent of the other party, provided, however, that Osicom may assign all or part of this Agreement to any of its subsidiaries without the prior consent of NSI.

14. This Agreement contains the entire understanding of the parties and may be changed or waived only in writing. Waiver of a breach of this Agreement shall not operate as a waiver of any other breach. This Agreement is binding upon and inures to the benefit of the parties hereto and their successors and assigns. Invalidity of any provision of this Agreement shall not affect other provisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above

Attest:                                     NET SILICON, INC.



                                            By: /s/ Cornelius Peterson
__________________________                     _________________________________
                                                Cornelius Peterson, President


                                            OSICOM TECHNOLOGIES, INC.


                                            By: /s/ Christopher E. Sue
__________________________                     _____________________________
                                                 Christopher E. Sue,
                                                 Vice-President of Finance

                                   Schedule A
                     Commercial Products assigned to Osicom

ALL MODELS OF THE FOLLOWING

NETPrint
JETXPrint
Netcommuter

                                   Schedule B
      Furniture, fixtures and equipment assigned to Osicom-leased or owned.



All such equipment whether owned by NSI or leased located in Suite 241 now occupied by Osicom commercial sales at 411 Waverley Oaks Park.

All software currently in use in Suite 241 as NSI has title therein.

                                   Schedule C
               NSI Intellectual Property available for Osicom use


All designs of products of NSI as of the date of commencement of the Rights Offering.

         The deliverables for hardware products of NSI are verilog design models, CAD drawings for artwork, schematics for logic design, and bills of materials.

         The deliverables for software products are source code relating to software and firmware.

         All other hardware, software, firmware, documentation, bills of material, test plans necessary for Osicom to either design, modify or manufacture the components produced or to be produced by NSI.